Exhibit 13.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-QSB

               Quarterly Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934
        For Quarter Ended September 30, 2004 Commission File No. 0-28575



                      RENEGADE VENTURE (NEV.) CORPORATION

               (Exact name of issuer as specified in its charter)

            NEVADA                                        84-1108499
 ------------------------------              ----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


            6901 South Park Avenue
            Tucson, Arizona 85706
 Mail:  P.O. Box 23009 Tucson AZ 85734-3009                  (520) 294-3481
   --------------------------------------                ----------------------
  (Address of Principal Executive Offices)              (Issuer's Telephone No.)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period `that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.

Yes [ x ] No [ ]

The number of shares outstanding of each of the Registrant's classes of common equity, as of September 30, 2004 are as follows:


     Class of Securities                              Shares Outstanding
-----------------------------                         ------------------
Common Stock, $.001 par value                             30,650,386

                                      INDEX


                          PART I. FINANCIAL INFORMATION


Item 1.  Financial Statements.

         Consolidated Balance Sheets:

         As of December 31, 2003 (audited) and September 30, 2004
          (unaudited)    ..................................................  3

         Consolidated Statements of Operations:

         For the three and nine months ended September 30, 2003 and
          2004 (unaudited)    ............................................   5

         Consolidated Statement of Changes in Stockholders' Equity:

         For the year ended December 31, 2003 and nine months ended
          September 30, 2004 (unaudited)...................................  6

         Consolidated Statements of Cash Flows:

         For the nine-month period ended September 30, 2004 and 2003
          (unaudited)    .................................................   7

         Notes to Financial Statements (unaudited)    ....................   8


Item 2.  Management's Discussion and Analysis or Plan of Operation    ...   15

Item 3.  Controls and Procedures    .....................................   21


                           PART II. OTHER INFORMATION


Item 5. Other Information       ..........................................  22

Item 6. Exhibits   .......................................................  22

         Signatures    ...................................................  22

         Certifications    ...............................................



ITEM 1. FINANCIAL STATEMENTS.


                        RENEGADE VENTURE (NEV) CORPORATION
                            Consolidated Balance Sheet
                     December 31, 2003 and September 30, 2004



                                      ASSETS

                                                               2003        2004
                                                            (audited)   (unaudited)
                                                           ----------   ----------
CURRENT ASSETS
Cash and cash equivalents                                  $    8,680   $  677,890
Accounts receivable                                         1,612,945    2,343,017
Note receivable                                                 6,400      149,667
Costs and estimated earnings on uncompleted contracts in      137,382
excess of billings
Inventory                                                     570,794    3,289,420
Funds in Escrow                                               476,354
Other current assets                                          392,407      366,676
                                                           ----------   ----------

  TOTAL CURRENT ASSETS                                     $2,591,226   $7,440,406

Property, plant and equipment                                 532,388    1,612,321
Investment                                                     25,000
Goodwill                                                      597,724
Other non-current assets                                      122,167      126,328
                                                           ----------   ----------

  TOTAL ASSETS                                             $3,245,781   $9,801,779
                                                           ==========   ==========


                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                                        3



                            RENEGADE VENTURE (NEV) CORPORATION
                                Consolidated Balance Sheet
                         December 31, 2003 and September 30, 2004



                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                 2003           2004
                                                               (audited)     (unaudited)
                                                              -----------    -----------
CURRENT LIABILITIES
Notes payable - short term                                    $   798,862    $   109,696
Notes payable - related party                                     417,000
Accounts payable - trade                                        1,691,853      1,573,398
Accounts payable - related party                                   71,827
Due to factor                                                     394,391
Customer deposits                                                  27,800         27,000
Billings in excess of costs and estimated
  earnings on contracts in progress                               323,686
Accrued liabilities                                               688,518        927,323
Income taxes payable                                              311,182
Commitments and contingencies
Shares subject to mandatory redemption                            400,535        400,535
                                                              -----------    -----------

  TOTAL CURRENT LIABILITIES                                   $ 4,397,472    $ 3,766,134

LONG-TERM LIABILITIES
Notes payable - long term portion
                                                              -----------    -----------

  TOTAL LONG-TERM LIABILITIES
                                                              -----------    -----------

  TOTAL LIABILITIES                                             4,397,472      3,766,134
                                                              ===========    ===========


STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 50,000,000 shares authorized
  14,680,000 and 30,650,386 shares issued 2003 and 2004
  and 14,680,000 and 30,650,386 shares outstanding 2003
  and 2004                                                         18,110         31,280
Additional paid-in capital                                      2,412,123      6,976,700
Deferred compensation                                            (332,000)
Contributed capital                                               620,289        620,289
Retained earnings                                             ( 3,870,213)   ( 1,592,624)
                                                              -----------    -----------

  Total paid-in capital and accumulated deficit               ( 1,151,691)     6,035,645

                                                              -----------    -----------

  TOTAL STOCKHOLDERS' EQUITY                                   (1,151,691)     6,057,253
                                                              ===========    ===========

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 3,245,781    $ 9,801,779
                                                              ===========    ===========


                      The accompanying notes are an integral part of
                    these condensed consolidated financial statements.

                                             4



                                   RENEGADE VENTURE (NEV) CORPORATION
                                  Consolidated Statement of Operations
                     For the Three and Nine Months Ended September 30, 2003 and 2004
                                               (unaudited)



                                                  Three Months                   Nine Months
                                              ended September 30,             ended September 30,
                                              2003            2004            2003            2004
                                          ------------    ------------    ------------    ------------
Net sales                                 $  5,091,825    $  8,112,082    $ 12,611 185    $ 16,698,987

Cost of sales                               (4,465,474)     (6,208,825)    (10,640,024)    (11,810,539)
                                          ------------    ------------    ------------    ------------

Gross profit                                   626,351       1,903,257       1,971,161       4,888,448

Selling, general and administrative
expense                                     (1,454,328)     (1,787,144)     (3,021,597)     (3,404,548)
                                          ------------    ------------    ------------    ------------
Penalties                                      (19,976)        (21,255)       (156,277)       (211,767)
                                          ------------    ------------    ------------    ------------

Gain (loss) from operations                   (847,953)         94,858      (1,206,713)      1,272,133

Other income (expense):
     Interest income                            62,063           3,159         187,356          64,551
     Interest expense                         (113,788)        (50,765)       (377,646)       (235,578)
     Discounts taken                                            13,271                          27,544
     Miscellaneous expense                      (1,643)                        (17,124)         (9,084)
     Miscellaneous income                            5          10,938          10,513          13,521
     Gain on renegotiation of contracts                        607,194                       1,144,502
                                          ------------    ------------    ------------    ------------
Pre-tax net income                            (901,316)        678,655      (1,403,613)      2,277,589

Income tax without carryforward                               (278,031)                       (933,083)

Reduction from carryforward of NOL                             278,031                         933,083
                                          ------------    ------------    ------------    ------------

Net profit (loss)                         $   (901,316)   $    678,655      (1,403,613)   $  2,277,589               $
                                          ============    ============    ============    ============

Net profit (loss) per share                      (0.06)           0.02           (0.10)           0.10
Net profit (loss) per share, Fully                                                                                   $
diluted                                   $      (0.06)   $       0.02           (0.10)   $       0.09
                                          ============    ============    ============    ============


                             The accompanying notes are an integral part of
                           these condensed consolidated financial statements.

                                                   5



                                      RENEGADE VENTURE (NEV.) CORPORATION
                           Consolidated Statement of Changes in Stockholder's Equity
                For the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004


                                                                 Additional
                                                                  Paid-in      Contributed     Deferred
                                         Common Stock             Capital        Capital     Compensation
                                     Shares         Amount         Amount         Amount        Amount
                                      -----------    -----------    -----------    -----------   -----------
Balance at December 31, 2002           18,980,000         19,360      1,904,075        520,289       (66,000)

Activity through March 31, 2003
    Shares issued                          50,000             50         14,950           --            --
    Shares returned                       (50,000)           (50)            50           --            --
    Compensation expensed                    --             --             --             --          18,000

Activity through June 30, 2003
    Compensation expensed                    --             --             --             --          18,000

Activity through September 30, 2003
    Shares issued                       5,610,000          5,610        (16,440)          --            --
    Shares returned                    (1,560,000)        (1,560)       531,390           --        (320,000)
    Compensation expensed                    --             --             --             --          18,000
    No stock held in Treasury  *             --             --         (114,000)          --            --

Activity through December 31, 2003
     Shares issued                      2,800,000          2,800        501,200        100,000          --
                                      -----------    -----------    -----------    -----------   -----------

Balance at December 31, 2003           25,830,000         26,210      2,821,225        620,289      (332,000)

Activity through March 31, 2004
     Compensation expensed                   --             --             --             --          12,000

Activity through June 30, 2004
     Shares issued                      9,600,000          9,600      3,009,600           --            --
     Shares returned                     (250,000)          --         (392,435)          --            --
     Shares returned                   (8,100,000)        (8,100)          --             --            --
                                             --             --          (16,667)          --            --
     Shares pledged (World Jet)              --            1,000        499,000           --            --

Activity through September 30, 2004
      Shares issued (World Jet)         1,000,000           --             --             --            --
      Shares vested                     2,570,386          2,570      1,055,977           --         320,000
                                      -----------    -----------    -----------    -----------   -----------

Balance at September 30, 2004          30,650,386         31,280      6,976,700        620,289             0

* shown as Treasury Stock at December 31, 2002


         Note: The Board of Directors has voided, due to lack of consideration, 1,500,000 shares of common stock issued to Seajay Holding Company, Inc.
         On June 29, 2004, the Board, through its attorney, filed suit to recover these 1,500,000 shares. There have been no entries in the accompanying financial statements related to the voiding of the Seajay stock.

                                       6



                                     RENEGADE VENTURE (NEV) CORPORATION
                                    Consolidated Statement of Cash Flows
                       For the Three and Nine Months Ended September 30, 2003 and 2004
                                                 (unaudited)


                                                        Three Months ended            Nine Months ended
                                                           September 30,                September 30,
                                                        2003           2004           2003          2004
                                                    -----------    -----------    -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
    Net Profit/(Loss)                               $  (901,316)   $   678,655    $(1,403,613)     2,277,589

Adjustments to reconcile net loss to net cash
  provided (used) by operating activities:
    Depreciation                                         31,948        101,417         86,649        215,881
    Allowance for Doubtful Accounts                        --             --             --              509
    Inventory write downs                                  --           55,208           --          157,291
    Gain from renegotiation                                --         (607,194)          --       (1,144,502)
    Expenses paid with stock                             18,000        355,240         69,000        402,199

Changes in Assets and Liabilities:
    Accounts receivable                                 577,043       (277,478)    (1,172,506)      (280,517)
    Prepaid expenses                                    (49,075)       (77,982)       (43,841)         1,541
    Costs and estimated earnings in excess of
          billings on contracts in progress            (211,545)      (137,382)      (197,345)          --
    Inventory                                              --         (210,947)          --       (1,435,567)
    Assets held for sale                                965,250
    Restricted Funds                                    (75,083)     1,250,000        (75,083)      (400,945)
    Other current assets                                 (2,978)         8,913        (77,271)       (21,823)
    Other non-current assets                            118,523           --            2,157           --
    Accounts payable-trade                             (729,062)       989,891      1,084,178        981,932
    Accounts payable-related party                      (79,202)          --          (79,202)        56,737
    Due to factor                                       266,992         36,671        848,976       (102,452)
    Customer deposits                                   (17,200)        24,200          2,800           (800)
    Billings in excess of cost and estimated
       earnings on contracts in progress                (84,112)      (304,919)          --         (461,067)
    Income tax payable                                 (463,690)
    Shares subject to mandatory redemption                 --             --          400,535           --
    Accrued liabilities                                (352,879)       (94,335)       128,641       (455,259)

Net cash provided by/(used for) operating
activities                                             (524,697)     1,789,958       (425,925)      (672,941)

Cash flows from investing activities:
    Purchase of property, plant and equipment          (107,571)        (5,727)      (148,331)    (1,244,114)

Net cash used for investing activities                 (107,571)        (5,727)      (148,331)    (1,244,114)

Cash flows from financing activities:
    Notes payable                                       171,010       (934,415)       697,283       (728,104)
    Notes payable - related party                        48,938     (1,485,653)      (117,000)    (1,526,218)
    Issuance of stock                                   437,000          2,115         19,798         11,715
    Paid in capital                                        --          946,832           --        3,956,432
    Note receivable                                        --           (2,911)          --          275,684
    Note receivable - related party                        --             --             --            6,400

Net cash provided by/(used for) financing
activities                                              656,948     (1,474,032)       600,081      1,995,909


Net increase in cash and cash equivalents                24,680        310,199         25,824         78,854
Cash and cash equivalents at beginning of period          3,035        367,691          1,891        599,036

Cash and cash equivalents at end of period               27,715        677,890         27,715        677,890
                                                    ===========    ===========    ===========    ===========


                               The accompanying notes are an integral part of
                             these condensed consolidated financial statements.

                                                      7

                       RENEGADE VENTURE (NEV) CORPORATION


                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2004


1. BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for financial information. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary to a fair presentation have been included.

The condensed consolidated financial statements include the accounts of Renegade Venture (NEV.) Corporation and its wholly owned subsidiaries, Hamilton Aerospace Technologies, Inc. ("HAT"), Johnstone Softmachine Corporation ("Johnstone"), and World Jet Corporation ("World Jet") collectively, the ("Company"). Renegade acquired HAT and Johnstone on April 30, 2002. As such, the financial statements reflect the accounting activity of HAT since its inception, April 2002. For accounting purposes, the transaction has been treated as an acquisition of Renegade Venture (Nev.) Corporation by HAT and as a recapitalization of Renegade Venture (Nev.) Corporation. The acquisition of 100 per cent of World Jet stock was finalized July 15, 2004, with a transaction date of January 1, 2004. The financial statements reflect the accounting activity of HAT since its inception, April 5, 2002 and of World Jet since January 1, 2004.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts as well as amounts billed but uncollected on parts shipped to customers.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years; the estimated useful life of all other categories of assets is five years. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Property and equipment are reviewed periodically to determine whether any events or circumstances indicate that the carrying amount may not be recoverable. Such review includes estimating future cash flows.

Revenue and Cost Recognition

Revenues from fixed-fee contracts for MRO sales are recognized on the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revision in cost and labor hour estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Projects are considered substantially complete when all significant elements of the contract have been performed. As of September 30, 2004, there are no material amounts in excess of the agreed contract price that the Company seeks to collect from customers or others for orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs. Revenue from part sales is recognized when parts are shipped. Revenues from time and material contracts and all other ancillary services are recognized as the services are performed.

Income (Loss) per share - Basic earnings per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings. During the year ended December 31, 2003, there were no dilutive securities.


3. STOCK, STOCK OPTIONS AND WARRANTS

On July 15, 2004, the Company finalized an agreement to buy 100 percent of the common stock of World Jet Corporation, a privately held aircraft parts sales and brokerage company for $1.55 million in cash and notes and 1,000,000 shares of restricted common stock valued at $.50 per share for the purposes of this transaction. The effective date of this agreement is January 1, 2004. The shares of stock were issued in July 2004.

During the third quarter of 2004, the Company finalized an agreement to award 400,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for professional services to be provided over a two-year period. The effective date of this transaction was May 13, 2004. The Board of Directors determined that the fair value of these shares on the date of grant was $.23 per share.

On September 3, 2004, pursuant to the "safe harbor" private offering exemption provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, in exchange for One Million One Hundred Thousand Dollars ($1,100,000.00) the Company sold 2,115,386 shares of the Company's common stock (purchase price of $0.52 per share), class A warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.00 per share), and Class B warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.36 per share).

The Company also issued the following warrants as part of the commissions paid in connection with the above offering: (i) warrants to purchase 158,654 shares of the Company's common stock at an exercise price of $0.52 per share; (ii) warrants to purchase 79,327 shares of the Company's common stock at an exercise price of $1.00 per share; and (iii) warrants to purchase 79,327 shares of the Company's common stock at an exercise price of $1.36 per share.

        Schedule of stock, warrants and options issued and outstanding at
                               September 30, 2004

     Common Shares Issued and Outstanding                     30,650,386


     Unconverted Warrants issued
                                                   @0.34         720,000
                                                   @0.68       7,740,000
                                                   @1.00       1,057,693
                                                   @1.36       8,797,693
                                                              ----------
                                Subtotal                      18,315,386


     Options issued
                                                   @0.17         900,000
                                                   @0.20         100,000
                                                              ----------
                                Subtotal                       1,000,000


     Options pending under employment contracts    @0.60         330,000
                                                              ----------
                                            Total             50,295,772

4. TRADE ACCOUNTS RECEIVABLE
As of June 30,2004, trade accounts receivable consist of the following:
                                                   September 30,    December 31,
                                                       2004            2003
                                                     Unaudited

          Contracts in progress                     $  733,298      $  487,390
          Completed contracts                        1,653,898       1,136,043
                                                    ----------      ----------

                                                    $2,387,196      $1,623,433

          Less: allowance for doubtful accounts        (44,179)        (10,488)
                                                    ----------      ----------
                                                    $2,343,017      $1,612,945
                                                    ==========      ==========



5. CONTRACTS IN PROGRESS
At September 30, 2004, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:
                                                  September 30,     December 31,
                                                      2004              2003
                                                    Unaudited

      Costs incurred on uncompleted contracts      $  346,509       $  152,225
      Profit earned to date                           297,672          193,741
                                                   ----------       ----------

                                                   $  644,181       $  345,966
         Less: Billings to date                      (295,366)       ( 719,000)
                                                   ----------       ----------

                                                   $  348,815       $( 373,034)
                                                   ==========       ==========

Included in the accompanying balance sheet at September 30, 2004 under the following caption:

  Costs and estimated earnings in excess of billings on uncompleted contracts

                                                           2004          2003
                                                        Unaudited
     Costs and estimated earnings in excess from above  $ 348,815     $ 373,034
     Time and material, advance billed                   (211,433)      (49,348)
                                                        ---------     ---------
                                             Net        $ 137,382     $ 323,686
                                                        =========     =========


Billings in excess are the result of amounts due from customers under contractual terms, which can be, in some cases, in advance of actual work performed.





6.  INVENTORY

Inventories consisted of the following:

                                               September 30,      December 31,
                                                   2004              2003
                                                 Unaudited

          Aircraft parts                        $3,090,500        $  570,794

          Engine, A/C held for salvage             198,920
                                                ----------        ----------
                                                $3,289,420        $  570,794
                                                ==========        ==========

7. PROPERTY AND EQUIPMENT
                                                 September 30,      December 31,
                                                     2004              2003
                                                   Unaudited

          Land and improvements                   $   25,094        $   25,094
          Buildings and improvements                 177,326           123,313
          Vehicles                                    70,328            45,040
          Machinery and equipment                  1,787,104           458,827
                                                  ----------        ----------
               Sub Total                          $2,059,852        $  652,274

          Less accumulated depreciation              447,531           119,886
                                                  ----------        ----------

          Property and equipment, Net             $1,612,321        $  532,388
                                                  ==========        ==========

During 2004 and 2003 depreciation expense was $211,226 and $111,903 respectively. World Jet had $111,655 in pre-2004 depreciation when acquired)

8. GAIN ON RENEGOTIATION OF CONTRACT

On July 8, 2004, the Estate Administrator, on behalf of the estate of Hamilton Aviation, Inc., accepted an offer made by HAT calling for satisfaction of all of its obligations under the May 6, 2004 Settlement Agreement by payment of a lump sum of $750,000 on or before September 6, 2004. Hat made this final lump sum payment and the resulting excess liabilities have been recognized as a gain during the quarter ended September 30, 2004.

9. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. After the acquisition of HAT, the Company had incurred losses in April of 2002 through December 2003. Since HAT is now profitable, Renegade can, if necessary, meet its financial requirements internally. Management is also interested in securing additional funding for the purpose of certain productivity improving or synergistic acquisitions and other asset-based business opportunities. The Company is currently pursuing additional capital for growth and strategic plan implementation. The Company has filed a registration statement with the United States Securities and Exchange Commission in pursuit of meeting these requirements. Management has been successful in acquiring other lines of business and has made progress and considers these activities will enable the Company to continue to grow.

10. SUBSEQUENT EVENTS

On October 26, 2004, the Company held its 2003 annual meeting. The stockholders voted to increase the authorized shares of common stock from 50,000,000 to 100,000,000. The Stockholders also ratified an amendment to the Company's Certificate of Incorporation to change the corporate name from Renegade Venture (Nev.) Corporation to Global Aircraft Solutions, Inc.





ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

                           FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements and information relating to Renegade Venture (NEV) Corporation, "Renegade", and its wholly owned subsidiaries Hamilton Aerospace Technologies Inc., "HAT", and World Jet Corporation, "World Jet", that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to Renegade, HAT, World Jet, or its management, are intended to identify forward-looking statements. These statements reflect management's current view of Renegade, HAT, and World Jet concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others relating to our results of operations: competitive factors, shifts in market demand, and other risks and uncertainties, our ability to generate sufficient working capital to meet our operating requirements and service our indebtedness, maintaining good working relationships with our vendors and customers, our ability to attract and retain qualified personnel, future terrorist-related activities, economic factors that affect the aviation industry, changes in government regulation, increases in fuel prices, and the overall economy.




                                     PART 1

The following discussion and analysis should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations in our annual report on form 10-KSB for 2003. Renegade Venture (Nev.) Corporation ("Renegade") is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin board under the symbol RDVN. On May 2, 2002, Renegade acquired newly formed aviation company Hamilton Aerospace Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002, to create a premier provider of large aircraft maintenance, repair, overhaul and modification ("MROM") services to owners and operations of certain Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. On July 25, 2004 Renegade acquired 100 percent of the common stock of World Jet Corporation, a privately owned Nevada corporation. World Jet, incorporated in 1997, is an aviation parts sales company servicing aircraft operators, aircraft leasing companies and MROM facilities.

Renegade's plan of operation for the immediate future includes seeking and acquiring, if possible, aviation industry related businesses to complement its HAT and World Jet subsidiaries. Additionally, the Company will seek to expand HAT and World Jet by organic growth. Renegade will not limits its search for business combination candidates to any particular geographical area. Management of Renegade will seek combination candidates in the United States and other countries, as available time and resources permit, through existing associations and by word of mouth. This plan of operation has been adopted in order to attempt to increase value for Renegade's shareholders.

Company management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for the Company and its subsidiaries by limiting contracts to those perceived to have a high probability of success. This strategy is also beneficial to the Company's marketing efforts in that a good track record of maintenance and modification contracts, delivered successfully on-time and on-budget, is by far the most potent tool for securing new work contracts; and expedited delivery of parts at a competitive price leads to greater volume of parts sales. In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. The Company is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

In the United States, the federal Aviation administration (FAA) regulates the manufacture, repair, overhaul and operation all aircraft and aircraft equipment operated in the U.S. The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains rating and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the very positive relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

World Jet is a seller/broker of aircraft parts which is not an operation or activity which is regulated by the FAA or any other governing body or governmental agency; however, any aircraft parts sold by World Jet must be accompanied by documentation verifying that such part is traceable to either an FAA approved manufacturer, overhaul or repair facility, or an FAA certificated operator. In furtherance of satisfying customers that World Jet does sell and broker parts that are traceable to FAA certification, World Jet voluntarily participates in the Airline Suppliers Association which requires an annual audit of suppliers of aircraft parts to verify that such supplier maintains the proper traceability documents, properly tags aircraft parts in support of such traceability and maintains proper packaging and storage of aircraft parts. In addition to the foregoing, World Jet also certifies to each customer that any part or material sold was not involved in any incident and is not government surplus.

HAT competes principally on the high quality of its services and its price competitiveness due to its location in the Southwest. Location related benefits include low labor rates; a dry, mild climate enabling HAT to do many MROM projects outdoors; and low overhead. World Jet competes on price competitiveness and expedited delivery of parts. World Jet has spent years acquiring inventories at deep discounts and this inventory is the type HAT uses on a daily basis. World Jet's customer base includes airlines, aircraft leasing companies and MROM facilities. The large aircraft repair business and the aircraft parts sales business are highly competitive. Revenues are sensitive to adverse changes in the air carrier business, with factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's and World Jet's services.

As a holding company, the bulk of our operations are currently and were as of September 30, 2004, conducted by our operating subsidiaries, HAT, which was organized on April 5, 2002 and began operations on April 15, 2002, and World Jet, which was acquired July 25, 2004, with an effective date of January 1, 2004.


                  RECENT DEVELOPMENTS AFFECTING OUR OPERATIONS

The September 11th terrorist attacks carried out against the United States of America in 2001 have had a severe impact on the aviation industry. As a result of these attacks and the related aftermath, many commercial passenger airlines and air cargo carriers reported significant reductions in their operations, taking more than 20% of their aircraft out of service, either parking them or returning them to leasing companies. This reduction in operations caused the airline industry in general to incur significant losses in 2001, 2002, and 2003 and decreased revenues for MROM facilities that depend significantly on airline customers, which HAT and World Jet do not. While airlines have seen increases and remain hopeful that passenger levels will soon return to pre-September 11th levels, the effect of the terrorist acts, the continued alerts by the U.S. Department of Homeland Security and fears of new terrorist attacks, the U.S.-led invasion of Iraq, high fuel costs and the general state of the economy could quite possibly produce negative impact on the aviation industry.

                              RESULTS OF OPERATIONS

HAT operating revenues consist primarily of service revenues and sales of materials consumed while providing services. World Jet revenues consist primarily of sales of aircraft parts. Cost of sales consists primarily of labor and materials, cost of parts and freight charges. Operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including timing of repair orders and payments from large customers, competition from other third-party MROM service providers, the state of the aviation industry and the number of customers seeking services, the impact of fixed pricing on gross margins and our ability to accurately project our costs, our ability to obtain financing and other factors.

Significant portions of our operating expenses, such as insurance, rent, debt payments, certain salaries and such, are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.

Operating revenue for the three months ended September 30, 2003 was $5,091,825, which was bolstered by the inclusion of $2,200,000 in revenue from the sale of aircraft bought for resale. Operating revenue for the three months ended September 30, 2004 was $8,112,082, a 59% increase over 2003. The following table indicates the major sources of these revenues:

                     Revenue breakdown 3rd               Revenue breakdown 3rd
                     Quarter, 2004                       Quarter, 2003
                                            (millions)                (millions)

    HAT              MRO activity              $3.618    MRO activity    $2.674
                     AC Sales, commissions     $2.875    AC Sales,
                                                         commissions     $2.200

    World Jet        Part Sales                $1.894    Part Sales         N/A

                       Intercompany             (.524)   Intercompany       N/A

    Renegade         Mesa manpower contract    $ .166    Mesa manpower
                                                         contract        $ .081

Operating revenues increased 32% when World Jet, which was not part of the Company until January 1, 2004, is eliminated from the calculation. Gross profit for the third quarter of 2003 was $626,351 while gross profit for the third quarter of 2004 was $1,903,257, over a 200% increase. World Jet revenues were $1,153,128 in the third quarter of 2003 and $1,893,902 in the third quarter of 2004, a 64% increase; additionally, third quarter 2004 revenue increased over first half 2004 revenue by 23%. During the third quarter of 2004, 73.2% of HAT's MRO activity revenue came from its top five customers, 48% of Word Jet's revenue, after intercompany eliminations, was derived from its top 4 customers.

While the Company aggressively seizes revenue-producing opportunities such as aircraft sales, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours. In the third quarter of 2004, revenue produced from labor was $2,915,735 as compared with $1,886,763 the third quarter of 2003. This represents an increase of 55%. The comparative costs for all direct labor, including work performed by outside contractors, was $1,624,545 in the third quarter of 2004 compared with $1,091,156 for the same period in 2003, representing a 49% increase in cost. All direct labor costs were 58% of sales in third quarter of 2003 compared with 56% in the third quarter of 2004. Results in the third quarter, ended September 30, 2004, continue to reflect management's change in focus from growing revenue for the sake of revenue to booking jobs, (fixed-bid in most cases), with the highest potential for increased profitability. However, during the third quarter, management elected to seize several unique opportunities that have and will continue, in all likelihood, to substantially increase the volume of activity at HAT. During the first three quarters of 2004, as a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force. A substantial sudden increase in volume, such as HAT is currently undergoing, can be expected to have a temporary impact on efficiencies but management is confident that timely adjustment to the increased volume will be made and profitability will benefit over time.

Management is cautiously optimistic that our adeptness at garnering jobs with the likelihood of similar high gross profit potential and our continued vigilance at holding down costs will be sustainable for the remainder of 2004. HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well.



Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

Company SG&A expenses were $1,787,144 for the third quarter of 2004 and as a percentage of revenues were 22%. The same period in 2003 showed SG&A expenses of $1,454,328, which was 29% as a percentage of revenues. During the third quarter of 2004, SG&A expenses at our HAT subsidiary increased approximately $300,000 due to commissions related to aircraft sales transactions and increased $320,000 at Renegade for the expenses incurred in the vesting of shares granted under employment agreements. World Jet SG&A expense decreased as a percentage of sales from 23% to 12% from second quarter of 2004 to third quarter of 2004.

Interest expense for the Company, during the third quarter of 2004, was $50,765.

The following tables depict our results of operations for the third quarter of 2004 and for the third quarter of 2003 on a consolidated basis, on a stand-alone basis for HAT and World Jet (2004 only).


Third Quarter                              2003                            2004
                                Renegade         HAT            Renegade         HAT           World Jet
                              Consolidated      Stand-        Consolidated      Stand-          Stand-
                                                Alone                           Alone           Alone
Revenues                       $5,091,825     $5,007,273       $8,112,082    $6,576,012      $1,893,902
Cost of sales                  (4,465,474)    (4,397,250)      (6,208,825)   (5,153,586)     (1,486,416)
Expenses                       (1,474,308)    (  842,544)      (1,808,399)   (  918,956)
                                                                                                               (227,336)
Pre tax Operating Profit       ($ 847,953)    ($ 232,521)      $   94,858    $  503,470      $  180,150
(Loss)



                         LIQUIDITY AND CAPITAL RESOURCES
Liquidity

As of September 30, 2004, we had outstanding indebtedness of $526,696 represented by three items: First, $300,000 represents the amount owing relative to the purchase of World Jet; second, a note in the amount of $117,000, representing bonuses payable at our World Jet facility and third, a short-term borrowing by our World Jet facility of $109,696. It should be noted that included in our accrued liabilities is $300,000 that represents payroll taxes, interest and penalties due to the Internal Revenue Service for the second quarter of 2004. (All other quarterly payments to IRS are current. A payment plan arrangement with IRS that should eliminate this obligation by the end of the fourth quarter of 2004 has been established). Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. Our ability to repay

                                       18

our indebtedness is dependent on several factors: our continued ability to secure high profit margin jobs, more fully utilizing our capacities, creating a higher bottom line and consequently more cash; and our ability to establish revolving credit lines, which we can draw on as needed.

On September 3, 2004, pursuant to the "safe harbor" private offering exemption provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, in exchange for One Million One Hundred Thousand Dollars ($1,100,000.00) the Company sold 2,115,386 shares of the Company's common stock (purchase price of $0.52 per share), class A warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.00 per share), and Class B warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.36 per share). The Company received $949,000 during the third quarter of 2004 as a result of this transaction. Changes in the Company's Balance Sheet for the quarter ended September 30, 2004 were meaningful. These changes were largely the result of three events:

          1. The use of $1,250,000 of funds held in escrow to satisfy terms related to the purchase of World Jet Corporation.

          2. A renegotiated lump-sum payment of $750,000 to satisfy the debt associated with the purchase of the assets of Hamilton Aviation.

          3. The private placement agreement discussed in the preceding paragraph.

Total assets decreased from $10,279,594 at June 30, 2004 to $9,801,779 at September 30, 2004. Significant increases for the period were:

     Cash on hand increased $310,199.

     Accounts receivable showed an increase of $150,052.

     Funds held in escrow decreased $1,250,000.

During the third quarter of 2004, total liabilities decreased from $6,301,151 at June 30, 2004 to $3,766,134 at September 30, 2004, primarily due to:

     A reduction in Notes Payable of $3,027,432 that was the result of payoffs of obligations coupled with renegotiation of lump-sum payment terms related to the purchase of Hamilton Aviation resulting in a gain of $607,194.

     Accounts Payable increased over the second quarter of 2004 by $479,463.


Cash

As of September 30, 2004, we had $677,890 in cash on hand and approximately $2,343,017 in collectible receivables. Management believes that anticipated cash flows will be adequate to sufficiently provide working capital. We cannot assure you that financing alternatives will be available to us in the future to support our working capital requirements.

                CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Financial Reporting Release No. 60 of the SEC encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of the financial statements. Our consolidated financial statements filed as part of this annual report include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

REVENUE RECOGNITION. We recognize revenues related to engine overhaul services when we ship the overhauled engine. Revenues from fixed-fee contracts for MROM sales are recognized on the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revision in cost and labor hour estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenues from time and material contracts are recognized as the services are performed. Revenues from part sales are recognized when parts are shipped.

USE OF ESTIMATES. Management's Discussion and Analysis of Financial Condition or Plan of Operation is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Management evaluates these estimates on an on-going basis, including those related to estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, future cash flows in support of long lived assets, medical benefit accruals, and the estimated fair values of facilities under capital leases. Management bases its estimates on historical experience and on various other assumptions that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.


ITEM 3. CONTROLS AND PROCEDURES

(a) Within 90 days of filing this report on Form 10-QSB (the "Evaluation Date"), our Chief Financial Officer and Chief Executive Officer, together with HAT's President and Principal Financial and Accounting Officer, evaluated our disclosure controls and procedures, as defined in Rules 13a-14(c) and 15d-14(c) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based on that evaluation, these officers have concluded that as of the Evaluation Date, our disclosure controls and procedures were effective in timely alerting them to material information relating to our company (including our consolidated subsidiaries) required to be included in our reports filed or submitted by us under the Exchange Act.

(b) There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation.

                           PART II. OTHER INFORMATION



ITEM 5. OTHER ITEMS

None



ITEM 6. EXHIBITS

------------------- -------------------------------------------------------
(a)      Exhibits
------------------- -------------------------------------------------------
------------------- -------------------------------------------------------
31.1                Certification of Principal Executive Officer, Mr. Ian
                    Herman
------------------- -------------------------------------------------------
31.2                Certification of President and Chief Operating
                    Officer, Mr. John B. Sawyer
------------------- -------------------------------------------------------
31.3                Certification of Principal Financial Officer, Ms.
                    Patricia Graham
------------------- -------------------------------------------------------
32.1                Certification of Mr. Ian M. Herman
------------------- -------------------------------------------------------
------------------- -------------------------------------------------------



                                   SIGNATURES

In accordance with the requirements of the Exchange act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized individual.
Date: November 12, 2004

                                            RENEGADE VENTURE (NEV.) CORPORATION


                                            By:  /s/  Ian Herman
                                               --------------------------------
                                                      Ian Herman,
                                                      Chief Executive Officer
                                                      And Chief Financial
                                                      Officer




                                                                    Exhibit 31.1

                                  CERTIFICATION
I, IAN HERMAN, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Renegade Venture (NEV.) Corporation.

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

     a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses. Date: November 12, 2004


/s/  Ian Herman
-----------------------------
     Ian Herman,
     Principal Executive Officer

                                                                    Exhibit 31.2

                                  CERTIFICATION
I, John B. Sawyer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Renegade Venture (NEV.) Corporation.

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

     a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses. Date: November 12, 2004


/s/  John B. Sawyer
-----------------------------
     John B. Sawyer, President
     and COO

                                                                    Exhibit 31.3
                                  CERTIFICATION
I, PATRICIA GRAHAM, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Renegade Venture (NEV.) Corporation.

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

     a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses. Date: November 12, 2004


/s/  Patricia Graham
-----------------------------
     Patricia Graham,
     Principal Financial Officer




                                                                    EXHIBIT 32.1

                  STATEMENT PURSUANT TO 18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
I, Ian M. Herman, Chief Executive Officer and President of Renegade Ventures (Nev.) Corporation (the "Company"), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004 (the "Report"), which this statement accompanies, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Dated: November 12, 2004                    /s/  Ian M.Herman
                                            ----------------------------------
                                                 Ian M. Herman
                                                 Chief Executive Officer
                                                 and Chief Financial Officer